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                                                                   EXHIBIT 4.1


                             l996 STOCK OPTION PLAN
                                       OF
                                WFS FINANCIAL INC

         1. Purpose. The purpose of this Stock Option Plan is to advance the interests of the Company by encouraging and enabling the acquisition of a larger personal proprietary interest in the Company by employees of the Company and its Subsidiaries upon whose judgment and keen interest the Company is largely dependent for the successful conduct of its operations. It is anticipated that the acquisition of such proprietary interest in the Company will stimulate the efforts of employees on behalf of the Company and its Subsidiaries and strengthen their desire to remain with the Company and its Subsidiaries. It is also expected that the opportunity to acquire such a proprietary interest will enable the Company and its Subsidiaries to attract desirable personnel.

         2. Definitions. When used in this Plan, unless the context otherwise requires:

                  "Board of Directors" shall mean the Board of Directors of the Company, as constituted at any time.

                  "Committee" shall have the meaning set forth at Paragraph 3 hereof.

                  "Company" shall mean WFS Financial Inc, a California corporation.

                  "Director" shall mean a member of the Board of Directors.

                  "Employee" shall mean any full-time or part-time employee of the Company or any Subsidiary.

                  "Fair Market Value" on a specified date shall mean the closing price for a Share on the stock exchange, if any, on which Shares are primarily traded, but if no Shares were traded on such date, then on the last previous date on which a Share was so traded, or, if Shares are not primarily traded on a stock exchange, the average of the bid and asked closing prices at which one Share is traded on the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation National Market, or, if none of the above is applicable, the value of a Share as established by the Board of Directors for such date using any reasonable method of valuation.

                  "Incentive Stock Option" shall mean an incentive stock option within the meaning of Internal Revenue Code Section 422.

                  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as it may be amended.

                  "Option Certificate" shall have the meaning set forth at Paragraph 5.5
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hereof.

                  "Options" shall mean the stock options issued pursuant to this Plan.

                  "Plan" shall mean this 1996 Stock Option Plan of the Company, as adopted by the Board of Directors as of June 28, 1996, as such Plan from time to time may be amended.

                  "Share" shall mean a share of common stock of the Company, without par value.

                  "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if, at the relevant date, each of the corporations in the chain other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         3. Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). Each member of the Committee shall hold office until his successor is designated as a member of the Committee by the Board of Directors. Any vacancy in the Committee may be filled by a resolution adopted by a majority of the full Board of Directors. Any member of the Committee may be removed at any time, with or without cause, by resolution adopted by a majority of the full Board of Directors. A member of the Committee may resign from the Committee at any time by giving written notice to the President or Corporate Secretary of the Company, and unless otherwise specified therein, such resignation shall take effect upon receipt thereof. The acceptance of such resignation shall not be necessary to make it effective. The Committee shall establish such rules and procedures as are necessary or advisable to administer the Plan. At any time that no Committee is in existence, the Board of Directors shall constitute the Committee and shall perform the functions and hold the powers of the Committee.

         4. Participants. The class of employees who are potential recipients of Incentive Stock Options to be granted under this Plan shall consist of the Employees of the Company or a Subsidiary, including Employees who are also Directors, as determined by the Committee. Options that are not Incentive Stock Options may be granted to Employees of the Company or a Subsidiary or to Directors. The Employees or Directors to whom options are granted under this Plan and the number of Shares subject to each such Option shall be determined by the Committee, in its sole discretion, subject, however, to the terms and conditions of this Plan.

         5. Shares; Grant of Options.

                  5.1 The Committee may, but shall not be required to, grant, in


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accordance with this Plan, Options to purchase an aggregate of up to 550,000
Shares (as such number may be adjusted pursuant to Paragraph 13.1), which may be either treasury Shares or authorized but unissued Shares.

                  5.2 An Option granted under this Plan shall be deemed to be an Incentive Stock Option unless the Committee, in its sole discretion, designates otherwise. Options which are designated not to be Incentive Stock options shall not be treated as such for purposes of this Plan and the Internal Revenue Code.

                  5.3 If any Option shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto may again be made subject to Options under the Plan.

                  5.4 Nothing herein contained shall be construed to prohibit the grant of Options at different times to the same employee.

                  5.5 The form of Option shall be determined from time to time by the Committee. The terms and provisions of the Option shall be set forth in writing in a certificate or agreement (the "Option Certificate") signed by the Option holder and on behalf of the Company by the Chairman of the Board or the President or a Vice President or the Corporate Secretary of the Company. The Option Certificate shall state whether or not the Option is an Incentive Stock Option. The Committee may, in its sole discretion, at the time an Option is granted, establish one or more conditions to the exercise of an Option, provided that such condition or conditions shall not be inconsistent with Section 422 of the Internal Revenue Code.

         6. Price. The exercise price per Share of the Shares to be purchased pursuant to any Option shall be fixed by the Committee at the time an Option is granted; provided, however, that, in no event shall the exercise price be less than the Fair Market Value of a Share on the day on which the Option is granted.

         7. Duration of Options. The duration of any Option granted under this Plan shall be for a period fixed by the Committee but not more than ten (10) years from the date upon which the Option is granted.

         8. Limitations Regarding Ten Percent Shareholders. No Option which is intended to qualify as an Incentive Stock Option may be granted under this Plan to any Employee who, at the time the Option is granted, owns, or is considered as owning, within the meaning of Section 422 of the Internal Revenue Code, shares possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, unless (i) the exercise price under such Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the date such Option is granted, and (ii) the duration of the Option is not more than five (5) years from the date on which the Option is granted.

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         9. Option Holder Not a Shareholder. An Option holder shall not be deemed to be the holder of, or to have any of the rights of, a shareholder with respect to, any Shares subject to such Option unless and until the Option shall have been exercised pursuant to the terms thereof, the Option Holder shall have tendered the full purchase price to the Company in a manner permitted hereunder and, to the extent applicable, the Option Holder shall have tendered to the Company any funds necessary to fulfill the tax withholding obligation of that Option Holder to the extent not satisfied in the manner contemplated by paragraph 15, below. Thereupon, said holder shall have full voting, dividend and other ownership rights with respect to such Shares.

         10. Non-transferability of Options. Options and all rights thereunder shall be non-transferable and non-assignable by the holder thereof and shall be exercisable only by the holder, except to the extent that the representative of the estate or the heirs of a deceased Option holder may be permitted to exercise them.

         11. Exercise of Options.

                  11.1 Except as otherwise provided herein, an Option, after the grant thereof, shall be exercisable by the holder at such rate and times as may be fixed by the Committee at the time the Option is granted; provided, however, that no Option may be exercised in part or in full (a) prior to the approval of the Plan by a majority vote of the shareholders of the Company as provided in Paragraph 17 of this Plan and (b) until any and all Stock Appreciation Rights ("SARs") previously granted to an Option holder pursuant to the Company's Employee Stock Appreciation Rights Plan (1995) or Director Stock Appreciation Rights Plan (1995) (collectively, the "Plans") shall have been exercised by the Option holder during the earliest "SAR Exercise Period" that occurs immediately after the date of grant of the Option. "SAR Exercise Period" means the period beginning on the third business day following the date of the "release of the financial data" (as defined below) for any fiscal quarter or fiscal year of the Company and ending on the twelfth business day following such date. As used herein, the term "release of the financial data" means the publication of quarterly and annual summary statements of the Company's revenues and earnings either on a wire service, in a financial news service, or in a newspaper of general circulation or the making of such financial information otherwise publicly available, for example, by press release to a wire service, financial news service or newspaper of general circulation. Notwithstanding any provisions in the Plans to the contrary, the exercise price of the SARs so exercised shall be equal to the exercise price of the Options granted to the Option holder immediately prior to the exercise of such SARs. Any Option granted hereunder as to which all related SARs have not been exercised within the SAR Exercise Period shall automatically terminate and become void as of the close of business on the last business day in the SAR Exercise Period.

                  Unless otherwise determined by the Committee, and subject to the provisions above, (i) no Option may be exercised until the first anniversary of the date

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on which the Option was granted, (ii) 25% of the Shares subject to an Option may be purchased on or after the first anniversary of the date of grant, and (iii) an additional 25% of the Shares subject to the Option may be purchased on or after each of the next succeeding three (3) anniversaries of the date of grant.

                  11.2 An Option shall be exercised by the delivery of a written notice duly signed by the Option holder thereof (or the representative of the estate or the heirs of a deceased Option holder) to such effect, together with the Option Certificate and either cash, a certified check payable to the order of the Company or Shares duly endorsed over to the Company (which Shares shall be valued at their Fair Market Value as of the date preceding the day of such exercise) or any combination of such methods of payment, which together amount to the full exercise price of the Shares purchased pursuant to the exercise of the Option, to the Corporate Secretary or an officer of the Company who has been designated for the purpose of receiving the same. No Option may be granted pursuant to the Plan or exercised at any time when such Option, or the granting or exercise thereof, may result in the violation of any law or governmental order or regulation.

                  11.3 Within a reasonable time after exercise of an option, the Company shall cause to be delivered to the person entitled thereto a certificate for the Shares purchased pursuant to the exercise of the Option. If the Option shall have been exercised with respect to less than all of the Shares subject to the Option, the Company shall also cause to be delivered to the person entitled thereto a new Option Certificate in replacement of the Option Certificate surrendered at the time of the exercise of the Option, indicating the number of Shares with respect to which the Option remains available for exercise, or the original Option Certificate shall be endorsed to give effect to the partial exercise thereof.

                  11.4 Notwithstanding any provision in the Plan to the contrary, with respect to an Option which is intended to be an Incentive Stock Option, to the extent that the Fair Market Value of the Shares (determined as of the date of grant) with respect to which such Option (and any other Incentive Stock Option granted under the Plan or any other stock option plan adopted by the Company or any Subsidiary) first becomes exercisable in any calendar year exceeds $100,000.00 the Option shall not be an Incentive Stock Option as to that excess amount.

                  11.5 All or any part of any remaining unexercised Options granted to any person may, after approval of the Plan by the shareholders of the Company as provided in Paragraph 17 of this Plan, be exercised in full, whether or not then exercisable, upon (a) the attainment by the holder of age 65, provided the holder is still an Employee of the Company or a Subsidiary or is still a Director; (b) the holder's death while in the employ of the Company or a Subsidiary or while a Director; or (c) upon the occurrence of such special circumstance or event as, in the sole discretion of the Committee, merits special consideration.

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         12.      Termination of Employment or Service.

                  12.1 All or any part of any Option which is intended to be an Incentive Stock Option, to the extent unexercised, shall terminate immediately upon the cessation or termination for any reason of the Option holder's employment by the Company and all Subsidiaries (including circumstances under which a Subsidiary employing the Option holder ceases to be a Subsidiary or is liquidated and the Option holder does not continue to be employed by the Company or another Subsidiary), regardless of whether the Option holder is or remains a Director, except that the Option holder shall have until the end of three (3) months following and including the date of cessation or termination of his employment with the Company and all Subsidiaries, and no longer, to exercise any unexercised Option that he could have exercised on the day on which such employment ceased or terminated; provided, that such exercise must be accomplished prior to the expiration of the term of such Option.

                  12.2 All or any part of any Option which is not intended to be an Incentive Stock Option, to the extent unexercised, shall terminate immediately upon (i) the cessation or termination for any reason of the Option holder's employment by the Company and all Subsidiaries (including circumstances under which a Subsidiary employing the Option holder ceases to be a Subsidiary or is liquidated and the Option holder does not continue to be employed by the Company or another Subsidiary), unless the Option holder as of the date of such cessation or termination and immediately thereafter is a Director, or (ii) upon the Option holder ceasing to be a Director, unless on the date of such cessation and immediately thereafter he is an Employee of the Company or a Subsidiary; except that the Option holder shall have until the end of three (3) months following the cessation or termination of employment or following his ceasing to be a Director, respectively, and no longer, to exercise any unexercised Option that he could have exercised on the day on which such employment ceased or terminated, or he ceased to be a Director, respectively; provided, that such exercise must be accomplished prior to the expiration of the term of such Option.

                  12.3 Notwithstanding Paragraphs 12.1 and 12.2, if the cessation or termination of an Option holder's employment or an Option holder's ceasing to be a Director is due to the permanent and total disability of the Option holder within the meaning of Internal Revenue Code Section 22(e)(3), the existence of which permanent and total disability shall be determined by the Committee in its sole discretion (which determination by the Committee shall be conclusive), the Option holder shall have the privilege of exercising any Option which is unexercised at the time of such cessation or termination, but only to the extent that such Option is then exercisable, within twelve (12) months of such cessation or termination: provided, however, that such exercise must be accomplished prior to the expiration of the term of such Option.

                  12.4 Notwithstanding Paragraphs 12.1 and 12.2, if the cessation of an Option holder's employment or an Option holder's ceasing to be a Director is due to


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death, the representative of the estate or the heirs of a deceased Option holder, shall have the privilege of exercising any Option which is unexercised at the time of such death, but only to the extent that such Option is then exercisable, within twelve (12) months of the Option holder's death; provided, however, that such exercise must be accomplished prior to the expiration of the term of such Option.

                  12.5 Notwithstanding Paragraphs 12.1 and 12.2, if the employment of any Option holder with the Company or a Subsidiary shall be terminated because of the Option holder's violation of the duties of such employment with the Company or a Subsidiary as he may from time to time have, the existence of which violation shall be determined by the Committee in its sole discretion (which determination by the Committee shall be conclusive), all unexercised Options of such Option holder shall terminate immediately upon such termination, and an Option holder whose employment with the Company or a Subsidiary is so terminated shall have no right after such termination to exercise any unexercised Option he might have exercised prior to the termination of his employment.

                  12.6 Nothing contained herein or in the Option Certificate shall be construed to confer on any Employee any right to continue in the employ of the Company or any Subsidiary or derogate from any right of the Company and any Subsidiary to retire, request the resignation of or discharge such Employee, at any time, with or without cause.

         13. Changes in Securities or Corporate Organization.

                  13.1 Adjustment of Shares. Except as otherwise provided in the Option Certificate for an Option, if prior to the complete exercise of any Option there shall be declared and paid a stock dividend upon the common stock of the Company or if the common stock of the Company shall be split up, converted, exchanged, reclassified, or in any way substituted for, the Option, to the extent that it has not been exercised, shall entitle the holder thereof upon the future exercise of the Option to such number and kind of securities or other property subject to the terms of the Option to which he would have been entitled had he actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution; and the aggregate purchase price upon the future exercise of the Option shall be the same as if the originally optioned Shares were being purchased thereunder. Any fractional shares or securities payable upon the exercise of the Option as a result of such adjustment shall be payable in cash based upon the Fair Market Value of such shares or securities at the time of such exercise. If any such event should occur, the number of Shares with respect to which Options remain to be issued, or with respect to which Options may be reissued under the Plan shall be adjusted in a similar manner.

                  13.2 Acquisition or Reorganization. In the event of an acquisition by a

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person or entity, or a group of persons or entities acting in conjunction, of more than fifty percent (50%) of the issued and outstanding shares of stock of the Company having ordinary voting power (excluding acquisitions by any person or entity or a group of persons or entities holding more than 50% of such stock on June 28, 1996), or a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company, or a merger or consolidation of the Company into or with any other person or entity which results in the acquisition of the Company by a non-affiliated person or entity, or any other event which would similarly constitute an acquisition of the Company by a non-affiliated person or entity, in the event provision is not made in the transaction for the continuance of the Plan and for the assumption of Options theretofore granted or the substitution for those Options of new options covering the securities of a successor corporation or a parent or subsidiary thereof, or in the event such provision is made but the Company has not agreed to it, an Option holder shall be entitled, during the period thirty (30) days prior to the effective date of the consummation of any such transaction, to purchase, in whole or in part, the full number of Shares under the Option which the Option holder would otherwise have been entitled to purchase during the remaining term of the Option and without regard to exercise dates or any otherwise applicable exercise restrictions set forth in the Option Certificate or the Plan (other than the expiration date of the Option). To the extent that any such exercise relates to stock that is not otherwise available for purchase through the exercise of the Option by the Option holder at that time, the exercise shall be contingent upon the consummation of the transaction.

         14. Issuance of Shares and Compliance with Securities Laws. Before issuing and delivering any Shares to an Option holder, the Company may: (i) require the holder to give satisfactory assurances that the Shares are being purchased for investment and not with a view to resale or distribution, and will not be transferred in violation of applicable securities laws; (ii) restrict the transferability of such Shares and require a legend to be endorsed on the certificates representing the Shares; and (iii) condition the exercise of an Option or the issuance and delivery of Shares upon the listing, registration or qualification of the Shares covered by such Option upon a securities exchange or under applicable securities laws.

         15. Income Tax Withholding. If the Company or a Subsidiary shall be required to withhold any amounts by reason of any federal, state or local tax rules or regulations in respect of the payment of cash or the issuance of Shares pursuant to the exercise of an Option, the Company or the Subsidiary shall be entitled to deduct and withhold such amounts from any cash payments to be made to the Option holder. In any event, the holder shall make available to the Company or Subsidiary, promptly when requested by the Company or such Subsidiary, sufficient funds to meet the requirements of such withholding and the Company or Subsidiary shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to the Company or Subsidiary out of any funds or property due or to become due to the holder.

         16. Administration and Amendment of the Plan. Except as hereinafter provided,

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the Board of Directors or the Committee may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any Options not theretofore granted, and the Board of Directors or the Committee, with the consent of each adversely affected Option holder (if any), may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any outstanding Option. Notwithstanding the foregoing, any amendment by the Board of Directors or the Committee which would increase the number of Shares issuable under Options or change the class of employees to whom Options which are intended to be Incentive Stock Options may be granted or the class of persons to whom Options which are not intended to be Incentive
Stock Options may be granted, shall be subject to the approval of the shareholders of the Company within one (1) year of the adoption of such amendment.

                  Determinations of the Committee as to any question which may arise with respect to the interpretation of the provisions of the Plan and Options shall be final. The Committee may authorize and establish such rules, regulations and revisions thereof, not inconsistent with the provisions of the Plan, as it may deem advisable to make the Plan and Options effective or provide for their administration, and may take such other action with regard to the Plan and Options as it shall deem desirable to effectuate their purpose.

         17. Effective Date of the Plan. This Plan is conditioned upon its approval by the shareholders of the Company at any special or annual meeting of the shareholders on or before June 27, 1997 by the vote of the holders of a majority of the outstanding Shares of the Company, voting either in person or by proxy, at a duly held shareholders' meeting or by written consents to the extent permitted by the NASD or such stock exchange, if any, on which Shares are traded; except that this Plan is adopted and approved by the Board of Directors effective June 28, 1996 to permit the grant of Options prior to the approval of the Plan by the shareholders of the Company as aforesaid. In the event that this Plan is not approved by the shareholders of the Company as aforesaid, this Plan and any Options granted hereunder shall be void and of no force or effect.

         18. Final Issuance Date. No Option shall be granted under the Plan after June 27, 2006.

         19. Gender. Throughout this Plan, unless the context otherwise requires, the masculine gender includes the feminine and neuter, and the neuter gender includes the masculine and feminine.

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